Filed Pursuant to Rule 433

Registration No. 333-180488

Subject to Completion

Preliminary Term Sheet dated September 21, 2012

The notes are being issued by Bank of America Corporation (“BAC”). There are important differences between the notes and a conventional debt security, including different investment risks. See “Risk Factors” and “Additional Risk Factors” beginning on page TS-6 of this term sheet and “Risk Factors” beginning on page S-9 of product supplement LIRN-3.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1) (2)	$10.00	$
Underwriting discount (1) (2)	$0.20	$
Proceeds, before expenses, to BAC	$9.80	$

(1)

For any purchase of 500,000 units or more in a single transaction by an individual investor, the public offering price and the underwriting discount will be $9.95 per unit and $0.15 per unit, respectively.

(2)

For any purchase by certain fee-based trusts and discretionary accounts managed by U.S. Trust operating through Bank of America, N.A., the public offering price and underwriting discount will be $9.80 per unit and $0.00 per unit, respectively.

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Merrill Lynch & Co.

September     , 2012

Units $10 principal amount per unit CUSIP No. Bank of America Pricing Date* September     , 2012 Settlement Date* October     , 2012 Maturity Date* March     , 2014 *Subject to change based on the actual date the notes are priced for initial sale to the public (the “pricing date”) Capped Leveraged Index Return Notes® Linked to the Brent Crude Oil Futures Contract Maturity of approximately 18 months 2-to-1 upside exposure to increases in the price of the Brent Crude Oil Futures Contract, subject to a capped return of [40% to 44%] 1-to-1 downside exposure to decreases in the price of the Brent Crude Oil Futures Contract beyond a 5% decline, with 95% of your principal at risk All payments occur at maturity and are subject to the credit risk of Bank of America Corporation No periodic interest payments Limited secondary market liquidity, with no exchange listing Enhanced Return

Capped Leveraged Index Return Notes® Linked to the Brent Crude Oil Futures Contract, due March , 2014

Summary

The Capped Leveraged Index Return Notes® Linked to the Brent Crude Oil Futures Contract due March     , 2014 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BAC. The notes provide you a leveraged return, subject to a cap, if the Ending Value (as determined below) of the Brent Crude Oil Futures Contract (the “Brent Crude Oil Futures Contract”) is greater than the Starting Value. If the Ending Value is less than the Threshold Value, you will lose a portion, which could be significant, of the principal amount of your notes.

The terms and risks of the notes are contained in this term sheet and the documents listed below (together, the “Note Prospectus”). The documents have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated below or obtained from MLPF&S by calling 1-866-500-5408:

▪	Product supplement LIRN-3 dated April 2, 2012:

http://www.sec.gov/Archives/edgar/data/70858/000119312512146420/d326518d424b5.htm

▪	Series L MTN prospectus supplement dated March 30, 2012 and prospectus dated March 30, 2012:

http://www.sec.gov/Archives/edgar/data/70858/000119312512143855/d323958d424b5.htm

Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement LIRN-3. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BAC.

Terms of the Notes

Issuer:	Bank of America Corporation (“BAC”)
Original Offering Price:	$10.00 per unit
Term:	Approximately 18 months
Market Measure:

The front month futures contract for deliverable grade Brent crude oil (the “Brent Crude Oil Futures Contract”) traded on the ICE Futures Europe (“ICE”) and displayed on Bloomberg Page “CO1 <CMDTY>” (or any applicable successor page). The contract that will be used to determine the Starting Value is the contract scheduled for delivery in November or December 2012 and the contract that will be used to determine the Ending Value will be the contract scheduled for delivery in April or May 2014, subject to adjustment depending on when the pricing date and the calculation day occur.

Starting Value:

The official settlement price of the Brent Crude Oil Futures Contract on the ICE, as reported on Bloomberg L.P., on the pricing date subject to the Starting Value Commodity-Based Market Measure Disruption Calculation, as described on page S-26 of product supplement LIRN-3.

Ending Value:

The official settlement price of the Brent Crude Oil Futures Contract on the ICE, as reported on Bloomberg L.P. on the scheduled calculation day. The calculation day is subject to postponement in the event of Market Disruption Events, as described on page S-22 of product supplement LIRN-3.

Threshold Value:	95% of the Starting Value, rounded to two decimal places.
Capped Value:	[$14.00 to $14.40] per unit of the notes, which represents a return of [40% to 44%] over the Original Offering Price. The actual Capped Value will be determined on the pricing date.
Calculation Day:	The fifth scheduled Market Measure Business Day immediately preceding the maturity date
Participation Rate:	200%
Calculation Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), a subsidiary of BAC.
Fees Charged:	The public offering price of the notes includes the underwriting discount of $0.20 per unit as listed on the cover page and an additional charge of $0.075 per unit more fully described on page TS-11.

Redemption Amount Determination

On the maturity date, you will receive a cash payment per unit determined as follows:

Capped Leveraged Index Return Notes®	TS-2

Capped Leveraged Index Return Notes® Linked to the Brent Crude Oil Futures Contract, due March , 2014

Investor Considerations

You may wish to consider an investment in the notes if:

▪	You anticipate that the Brent Crude Oil Futures Contract will increase moderately from the Starting Value to the Ending Value.

▪	You are willing to risk a loss of principal and return if the Brent Crude Oil Futures Contract decreases from the Starting Value to an Ending Value that is below the Threshold Value.

▪	You accept that the return on the notes, if any, will be capped.

▪	You are willing to forgo the interest payments that are paid on traditional interest bearing debt securities.

▪	You are willing to forgo the rights and benefits of owning crude oil or any related futures contract.

▪

You are willing to accept a limited market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, and the fees charged on the notes, as described on page TS-2.

▪	You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.

The notes may not be an appropriate investment for you if:

▪

You believe that the Brent Crude Oil Futures Contract will decrease from the Starting Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.

▪	You seek 100% principal protection or preservation of capital.

▪	You seek an uncapped return on your investment.

▪	You seek interest payments or other current income on your investment.

▪	You want to receive the rights and benefits of owning crude oil or any related futures contract.

▪	You seek an investment for which there will be a liquid secondary market.

▪	You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Hypothetical Payout Profile

The below graph is based on hypothetical numbers and values.

This graph reflects the returns on the notes, based on the Participation Rate of 200%, a Threshold Value of 95% of the Starting Value and a Capped Value of $14.20, the midpoint of the Capped Value range of [$14.00 to $14.40]. The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in crude oil, as measured by the Brent Crude Oil Futures Contract.

This graph has been prepared for purposes of illustration only.

Capped Leveraged Index Return Notes®	TS-3

Capped Leveraged Index Return Notes® Linked to the Brent Crude Oil Futures Contract, due March , 2014

Hypothetical Payments at Maturity

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value, Threshold Value, Ending Value, Capped Value, and term of your investment.

The following table is based on a Starting Value of 100, a Threshold Value of 95, the Participation Rate of 200%, and a Capped Value of $14.20 per unit. It illustrates the effect of a range of Ending Values on the Redemption Amount per unit of the notes and the total rate of return to holders of the notes. The following examples do not take into account any tax consequences from investing in the notes.

Ending Value		Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit		Total Rate of Return on the Notes
60.00		-40.00%	$6.50		-35.00%
70.00		-30.00%	$7.50		-25.00%
80.00		-20.00%	$8.50		-15.00%
90.00		-10.00%	$9.50		-5.00%
94.00		-6.00%	$9.90		-1.00%
95.00	(1)	-5.00%	$10.00		0.00%
97.00		-3.00%	$10.00		0.00%
100.00	(2)	0.00%	$10.00		0.00%
103.00		3.00%	$10.60		6.00%
106.00		6.00%	$11.20		12.00%
110.00		10.00%	$12.00		20.00%
120.00		20.00%	$14.00		40.00%
130.00		30.00%	$14.20	(3)	42.00%
140.00		40.00%	$14.20		42.00%
150.00		50.00%	$14.20		42.00%
160.00		60.00%	$14.20		42.00%

(1)	This is the hypothetical Threshold Value.

(2)	The hypothetical Starting Value of 100 used in these examples has been chosen for illustrative purposes only, and does not represent a likely actual Starting Value for the Market Measure.

(3)	The Redemption Amount per unit cannot exceed the hypothetical Capped Value.

For recent actual prices of the Market Measure, see “The Brent Crude Oil Futures Contract” section below. In addition, all payments on the notes are subject to issuer credit risk.

Capped Leveraged Index Return Notes®	TS-4

Capped Leveraged Index Return Notes® Linked to the Brent Crude Oil Futures Contract, due March , 2014

Redemption Amount Calculation Examples

Example 1

The Ending Value is 85.00, or 85.00% of the Starting Value:

Starting Value:	100.00
Ending Value:	85.00
Threshold Value:	95.00

$10 –	[	$10 ×	(95 – 85)	]	= $9.00 Redemption Amount per unit
100

Example 2

The Ending Value is 98.00, or 98.00% of the Starting Value:

Starting Value:	100.00
Ending Value:	98.00
Threshold Value:	95.00

Redemption Amount (per unit) = $10.00, the Original Offering Price, since the Ending Value is less than the Starting Value but equal to or greater than the Threshold Value.

Example 3

The Ending Value is 110.00, or 110.00% of the Starting Value:

Starting Value:	100.00
Ending Value:	110.00

$10 +	[	$10 × 200% ×	(110 – 100)	]	= $12.00 Redemption Amount per unit
100

Example 4

The Ending Value is 150.00, or 150.00% of the Starting Value:

Starting Value:	100.00
Ending Value:	150.00

$10 +	[	$10 × 200% ×	(150 – 100)	]	= $20.00, however, because the Redemption Amount for the notes cannot exceed the Capped Value, the Redemption Amount will be $14.20 per unit
100

Capped Leveraged Index Return Notes®	TS-5

Capped Leveraged Index Return Notes® Linked to the Brent Crude Oil Futures Contract, due March , 2014

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page S-9 of product supplement LIRN-3, page S-5 of the MTN prospectus supplement, and page 8 of the prospectus identified above under “Summary.” We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪	Depending on the performance of the Brent Crude Oil Futures Contract as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.

▪	Your yield may be less than the yield you could earn by owning a conventional debt security of comparable maturity.

▪

Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

▪

Your investment return, if any, is limited to the return represented by the Capped Value and may be less than a comparable investment directly in crude oil, as measured by the Brent Crude Oil Futures Contract.

▪

If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for the notes due to, among other things, the inclusion of fees charged for developing, hedging and distributing the notes, as described on page TS-11 and various credit, market and economic factors that interrelate in complex and unpredictable ways.

▪	A trading market is not expected to develop for the notes. MLPF&S is not obligated to make a market for, or to repurchase, the notes.

▪

Our business activities as a full service financial institution, including our commercial and investment banking activities, our hedging and trading activities (including trades in crude oil and related futures contracts) and any hedging and trading activities we engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

▪	Ownership of the notes will not entitle you to any rights with respect to crude oil or any related futures contracts.

▪	Suspensions or disruptions of trading in crude oil and related futures contracts may adversely affect the value of the notes.

▪	The notes will not be regulated by the U.S. Commodity Futures Trading Commission.

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

▪

The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Summary Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page S-34 of product supplement LIRN-3.

Capped Leveraged Index Return Notes®	TS-6

Capped Leveraged Index Return Notes® Linked to the Brent Crude Oil Futures Contract, due March , 2014

Additional Risk Factors

The price movements in the Brent Crude Oil Futures Contract may not correlate with changes in Brent crude oil’s spot price.

The Brent Crude Oil Futures Contract is a futures contract for Brent crude oil that trades on the ICE. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, a commodity futures contract is typically an agreement to buy a set amount of an underlying physical commodity at a predetermined price during a stated delivery period. A futures contract reflects the expected value of the underlying physical commodity upon delivery in the future. In contrast, the underlying physical commodity’s current or “spot” price reflects the immediate delivery value of the commodity.

The notes are linked to the Brent Crude Oil Futures Contract and not to the spot price of Brent crude oil, and an investment in the notes is not the same as buying and holding Brent crude oil. While price movements in the Brent Crude Oil Futures Contract may correlate with changes in Brent crude oil’s spot price, the correlation will not be perfect and price movements in the spot market for Brent crude oil may not be reflected in the futures market (and vice versa). Accordingly, an increase in the spot price of Brent crude oil may not result in an increase in the price of the Brent Crude Oil Futures Contract. The price of the Brent Crude Oil Futures Contract may decrease while the spot price for Brent crude oil remains stable or increases, or does not decrease to the same extent.

The market value of the notes may be affected by price movements in distant-delivery futures contracts associated with the Brent Crude Oil Futures Contract.

The price movements in the Brent Crude Oil Futures Contract may not be reflected in the market value of the notes. If you are able to sell your notes, the price you receive could be affected by changes in the values of futures contracts for Brent crude oil that have more distant delivery dates than the Brent Crude Oil Futures Contract. The prices for these distant-delivery futures contracts may not increase to the same extent as the prices of the Brent Crude Oil Futures Contract, or may decrease to a greater extent, which may adversely affect the value of the notes.

The notes include the risk of a concentrated position in a single commodity.

The notes are linked to a single exchange-traded physical commodity underlying the Brent Crude Oil Futures Contract, Brent crude oil. An investment in the notes may therefore carry risks similar to a concentrated investment in a single commodity. Accordingly, a decline in the value of Brent crude oil may adversely affect the price of the Brent Crude Oil Futures Contract and the value of the notes. Technological advances or the discovery of new oil reserves could lead to increases in worldwide production of oil and corresponding decreases in the price of Brent crude oil. In addition, further development and commercial exploitation of alternative energy sources and technologies, including solar, wind, or geothermal energy and hybrid and electric automobiles, could reduce the demand for Brent crude oil and result in lower prices. As a result of any of these events, the value of the notes could decrease.

Crude oil prices can be volatile as a result of various factors that we cannot control, and this volatility may reduce the value of the notes.

Historically, oil prices have been highly volatile. They are affected by numerous factors, including oil supply and demand, the level of global industrial activity, the driving habits of consumers, political events and policies, regulations, weather, fiscal, monetary and exchange control programs, and, especially, direct government intervention such as embargoes, and supply disruptions in major producing or consuming regions such as the Middle East, the United States, Latin America, and Russia. The outcome of meetings of the Organization of Petroleum Exporting Countries also can affect liquidity and world oil supply and, consequently, the value of the Brent Crude Oil Futures Contract. Market expectations about these events and speculative activity also may cause oil prices to fluctuate unpredictably. If the volatility of Brent crude oil and the Brent Crude Oil Futures Contract increases or decreases, the value of the notes may be adversely affected.

Furthermore, a significant proportion of world oil production capacity is controlled by a small number of producers. These producers have, in certain recent periods, implemented curtailments of output and trade. These efforts at supply curtailment, or the cessation of supply, could affect the value of the Brent Crude Oil Futures Contract. Additionally, the development of substitute products for oil could adversely affect the value of the Brent Crude Oil Futures Contract and the value of the notes.

The policies of the ICE are subject to change, in a manner which may reduce the value of the notes.

The policies of the ICE concerning the manner in which the price of Brent crude oil is calculated may change in the future. The ICE is not our affiliate, and we have no ability to control or predict the actions of the ICE. The ICE may also from time to time change its rules or bylaws or take emergency action under its rules. The ICE may discontinue or suspend calculation or dissemination of information relating to the Brent Crude Oil Futures Contract. Any such actions could affect the price of the Brent Crude Oil Futures Contract, and therefore, the value of the notes.

Capped Leveraged Index Return Notes®	TS-7

Capped Leveraged Index Return Notes® Linked to the Brent Crude Oil Futures Contract, due March , 2014

Other Terms of the Notes

The provisions of this section supersede and replace the definition of “Market Disruption Event” set forth in product supplement LIRN-3.

Market Disruption Event

A “Market Disruption Event” means any of the following events as determined by the calculation agent:

(A)	the suspension of, or material limitation on, trading in Brent crude oil, or futures contracts or options related to Brent crude oil, on the Relevant Market (as defined below);

(B)	the failure of trading to commence, permanent discontinuance of trading, or a discontinuance of trading at or within 15 minutes of the close, in Brent crude oil, or futures contracts or options related to Brent crude oil, on the Relevant Market;

(C)	the failure of the ICE to calculate or publish the official settlement price of Brent crude oil for that day (or the information necessary for determining the official settlement prices); or

(D)	any other event which the calculation agent determines, in its sole discretion, materially interferes with its ability or the ability of any of its affiliates to unwind all or a material portion of a hedge that the calculation agent or its affiliates have effected or may effect in connection with the notes.

For the purpose of determining whether a Market Disruption Event has occurred:

(A)	a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular trading hours of the Relevant Market; and

(B)	a suspension of or material limitation on trading in the Relevant Market will not include any time when trading is not conducted or prices are not quoted by the ICE in the Relevant Market under ordinary circumstances.

“Relevant Market” means the market on which members of the ICE, or any successor thereto, quote prices for the buying and selling of Brent crude oil, or if such market is no longer the principal trading market for Brent crude oil or options or futures contracts for Brent crude oil, such other exchange or principal trading market for Brent crude oil, as determined in good faith by the calculation agent, which serves as the source of prices for Brent crude oil, and any principal exchanges where options or futures contracts on Brent crude oil are traded.

Capped Leveraged Index Return Notes®	TS-8

Capped Leveraged Index Return Notes® Linked to the Brent Crude Oil Futures Contract, due March , 2014

The Brent Crude Oil Futures Contract

We have derived all information regarding the Brent Crude Oil Futures Contract and the ICE from publicly available sources. Such information reflects the policies of, and is subject to change without notice by, the ICE. The consequences of the ICE discontinuing trading in the Brent Crude Oil Futures Contract are discussed in the section entitled “Discontinuance of a Market Measure” beginning on page S-27 of product supplement LIRN-3. None of us, the calculation agent, MLPF&S accepts any responsibility for the calculation or dissemination of information relating to the Brent Crude Oil Futures Contract.

The Futures Market

An exchange-traded futures contract, such as the Brent Crude Oil Futures Contract, provides for the future purchase and sale of a specified type and quantity of a commodity, at a particular price and on a specific date. Futures contracts are standardized so that each investor trades contracts with the same requirements as to quality, quantity, and delivery terms. Rather than settlement by physical delivery of the commodity, futures contracts may be settled for the cash value of the right to receive or sell the specified commodity on the specified date. Exchange-traded futures contracts are traded on organized exchanges such as the ICE, known as “contract markets,” through the facilities of a centralized clearing house and a brokerage firm which is a member of the clearing house.

The ICE Futures Europe

IntercontinentalExchange, Inc. was established in May 2000. Its founding shareholders represented some of the world’s largest energy traders. In June 2001, IntercontinentalExchange, Inc. expanded its business into futures trading by acquiring the International Petroleum Exchange (the “IPE”), now the ICE, which operated Europe’s leading open-outcry energy futures exchange. Since 2003, ICE has partnered with the Chicago Climate Exchange to host its electronic marketplace. In April 2005, the entire ICE portfolio of energy futures became fully electronic.

IPE, the predecessor of the ICE was established in London in 1980 as a traditional open-cry auction market by a group of energy and trading companies. The IPE launched the gas oil futures contracts in 1981, followed by the Brent crude oil futures contract in 1988 and the natural gas futures contract in 1997.

The ICE is a “Recognized Investment Exchange” in the United Kingdom and is regulated by the U.K. Financial Services Authority. Trading in futures and options is offered exclusively electronically, and access to the trading platform is offered directly via the Internet, through private telecommunications lines, through an independent software vendor, or through the ICE exchange member’s own system.

The Brent Crude Oil Futures Contract

The “Brent Crude Oil Futures Contract” is the first nearby Brent crude oil futures contract traded on the ICE. Brent crude oil has served as a global benchmark for Atlantic Basin crude oils in general, and low-sulfur (“sweet”) crude oils in particular, since the 1970’s. The Brent Crude Oil Futures Contract is a deliverable contract based on an Exchange of Futures for Physical Delivery, or “EFP”, with an option to cash settle. This mechanism enables companies to take delivery of physical crude supplies through EFP or, alternatively and more commonly, open positions that can be cash settled at expiration.

Trading in each first nearby futures contract ceases on the business day (a trading day which is not a public holiday in England and Wales) immediately preceding:

•	either the 15th day before the first day of the delivery month, if that 15th day is a business day; or

•	if that 15th day is not a trading day, the next preceding business day.

Trading hours for the Brent Crude Oil Futures Contract are from 01:00 London local time (23:00 on Sundays) to 23:00 London local time. The contract price is in U.S. dollars and cents per barrel. The Brent Crude Oil Futures Contract trades in a contract size of 1,000 barrels (42,000 U.S. gallons). The minimum price fluctuation for the Brent Crude Oil Futures Contract is one cent per barrel, and the ICE does not set forth a standard permitted maximum price fluctuation for the Brent Crude Oil Futures Contract. The settlement price on each trading day is the weighted average price of trades during a two minute settlement period from 19:28:00, London time.

Capped Leveraged Index Return Notes®	TS-9

Capped Leveraged Index Return Notes® Linked to the Brent Crude Oil Futures Contract, due March , 2014

The following graph shows the monthly historical performance of the Brent Crude Oil Futures Contract in the period from January 2007 through August 2012. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On September 18, 2012, the settlement price of the Brent Crude Oil Futures Contract was 112.03.

This historical data on the Brent Crude Oil Futures Contract is not necessarily indicative of the future performance of the Brent Crude Oil Futures Contract or what the value of the notes may be. Any historical upward or downward trend in the price of the Brent Crude Oil Futures Contract during any period set forth above is not an indication that the price of the Brent Crude Oil Futures Contract is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of the Brent Crude Oil Futures Contract.

Capped Leveraged Index Return Notes®	TS-10

Capped Leveraged Index Return Notes® Linked to the Brent Crude Oil Futures Contract, due March , 2014

Supplement to the Plan of Distribution

We may deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than three business days from the pricing date, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units.

MLPF&S will not receive an underwriting discount for notes sold to certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A.

If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices. MLPF&S may act as principal or agent in these market-making transactions; however it is not obligated to engage in any such transactions.

Role of MLPF&S and Conflicts of Interest

MLPF&S, a broker-dealer subsidiary of BAC, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of Rule 5121 applicable to FINRA members. MLPF&S may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.

Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount. The public offering price includes, in addition to the underwriting discount, a charge of approximately $0.075 per unit, reflecting an estimated profit earned by MLPF&S from transactions through which the notes are structured and resulting obligations hedged. Actual profits or losses from these hedging transactions may be more or less than this amount. In entering into the hedging arrangements for the notes, we seek competitive terms and may enter into hedging transactions with MLPF&S or another of our affiliates.

All charges related to the notes, including the underwriting discount and the hedging related costs and charges, reduce the economic terms of the notes. For further information regarding these charges, our trading and hedging activities and conflicts of interest, see “Risk Factors — General Risks Relating to LIRNs” beginning on page S-9 and “Use of Proceeds” on page S-19 of product supplement LIRN-3.

Capped Leveraged Index Return Notes®	TS-11

Capped Leveraged Index Return Notes® Linked to the Brent Crude Oil Futures Contract, due March , 2014

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

•	There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.

•

You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as a single financial contract with respect to the Brent Crude Oil Futures Contract.

•

Under this characterization and tax treatment of the notes, a U.S. Holder (as defined beginning on page 62 of the prospectus) generally will recognize capital gain or loss upon maturity or upon a sale or exchange of the notes prior to maturity. This capital gain or loss generally will be long-term capital gain or loss if you held the notes for more than one year.

•	No assurance can be given that the IRS or any court will agree with this characterization and tax treatment.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-34 of product supplement LIRN-3.

Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-866-500-5408.

Market-Linked Investments Classification

MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Enhanced Return Market-Linked Investment or guarantee any performance.

Enhanced Return Market-Linked Investments are short- to medium-term investments that offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept market downside risk and capped upside potential. As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

“Leveraged Index Return Notes®” and “LIRNs®” are our registered service marks.

Capped Leveraged Index Return Notes®	TS-12